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                            STOCK PURCHASE AGREEMENT

         AGREEMENT (this "Agreement"), made and entered into as of the 10th day of April 2004, by and between MEDIA SERVICES GROUP, INC., a Nevada corporation (the "Purchaser") and FUTURE DEVELOPMENTS AMERICA, INC., a Delaware corporation (the "Company").

                              W I T N E S S E T H:
                               - - - - - - - - - -

         WHEREAS, the Company wishes to issue and sell, and the Purchaser wishes to subscribe for and purchase, certain shares of the authorized but unissued Common Stock of the Company, as more particularly set forth in, and pursuant to the terms and conditions of, this Agreement;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereby agrees as follows:

                                    SECTION 1

         1.1      Stock Purchase.

         Subject to the terms and conditions of this Agreement, the Purchaser hereby subscribes for and agrees to purchase an aggregate of 51 shares (the "Shares") of Common Stock (the "Common Stock"), of the Company, representing 51% of the outstanding stock of the Company, for an aggregate purchase price of $1,000,000 ("Total Purchase Price"). The Shares shall be issued simultaneously with the execution and delivery of this Agreement. The Total Purchase Price is payable with the initial payment of $500,000 payable on the date hereof (the "Closing Date"), with the remainder of the Purchase Price to be made in payments on an as needed basis, in anticipation of the cash needs established by the fiscal year projections, as set forth on Exhibit B attached hereto, but in any event the Total Purchase Price will be paid within six (6) months after the Closing Date.

         1.2      Additional Shares.

         Further subject to the terms and conditions of this Agreement and Exhibit A attached hereto, upon the occurrence of each of the Target Dates, the Company shall issue to the Purchaser without any additional consideration up to 24 additional shares, representing a total beneficial ownership of up to 75% of the Company, if the corresponding Target Amounts as set forth on Exhibit A are not met. Company will be given until the completion of the 4th and final quarter to reach the Total Target Amount before triggering the additional consideration representing up to an additional 25% of the Company.

         1.3      Performance Bonuses

         The Purchaser agrees that in the event that the Company exceeds the Fiscal Year Total Target Amount on June 30, 2005, as set forth on Exhibit A, Darren Labas and Jamie Labas (the "Principals," and each a "Principal") shall each receive from the Company a one-time bonus equal

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to 5% of the collected additional pretax income, which exceeds the relevant
Total Target Amount.

         1.4      Purchase of Interest in Future Developments, Ltd.

         The Purchaser agrees to use its best efforts to enter into a second transaction with the Principals, pursuant to which Purchaser would purchase 51% of the business of Future Developments, Ltd., an Alberta corporation ("FDL") from the Principals, including but not limited to the total law enforcement, defense and intelligence related operations of FDL, the goodwill and the confidential information of FDL (including, without limitation, business contacts, trade secrets, client or customer lists, technology, know-how marketing techniques, contacts and other confidential or proprietary information) for a purchase price of $200,000 in cash plus 200,000 unregistered shares of common stock of Media Services Group, Inc. The Purchaser will use its commercially reasonable efforts to complete the transaction within thirty (30) days from April 30, 2004, subject to the Purchaser's satisfactory review of all financial, legal and environmental due diligence of FDL, and the absence of any contingencies or liabilities unknown to the Purchaser as of the date of this Agreement.



                                    SECTION 2

          2.1 Purchaser Representations and Warranties. In connection with the purchase of the Shares hereunder, the Purchaser hereby acknowledges, represents and warrants to, and agrees with, the Company as follows:

                  (a) The Purchaser acknowledges that the issuance of the Shares is intended to be exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), by virtue of Section 4(2) of the Securities Act and the provisions of Regulation D promulgated thereunder ("Regulation D"). In furtherance thereof, the Purchaser represents and warrants, and agrees with the Company, that the Purchaser: (i) is an "accredited investor" as that term is defined in Section 2(15) of the Securities Act and Rule 501(a) of Regulation D;
(ii) has the financial ability to bear the economic risk of this investment in the Company and has no need for liquidity with respect to its investment in the Company; and (iii) has such knowledge and experience regarding companies similar to the Company in terms of the Company's business and stage of development so as to be capable of evaluating the merits and risks of an investment in the Company.

                  (b) No representations or warranties have been made to the Purchaser by the Company, or any director, officer, employee, agent, affiliate or subsidiary of the Company, other than the representations of the Company contained herein, and in subscribing for the Shares the Purchaser is not relying upon any representations other than those contained herein.

                                    SECTION 3

        3.1 Company Representations and Warranties. In connection with the issuance and sale of the Shares hereunder, the Company hereby acknowledges, represents and warrants to the Purchaser as follows:

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                  (a) The Company is a corporation duly organized, validly
existing and in good standing under the laws of the State of Delaware and is duly qualified to do business and is in good standing in each jurisdiction in which it does business, except where the failure to be so qualified would not have a material adverse effect on the business, assets, financial condition or results of operations of the Company (herein a "Material Adverse Effect").

                  (b) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to issue the Shares to the Purchaser, to consummate the transactions contemplated herein, and to carry on its business as now conducted or presently proposed to be conducted by it. The execution, delivery and performance of this Agreement by the Company has been authorized by all necessary corporate action on the part of the Company, and this Agreement constitutes a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent that (i) the enforceability hereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect and affecting the rights of creditors generally, (ii) the enforceability hereof is subject to general principles of equity, and (iii) the indemnification provisions hereof may be held to be violative of public policy. The execution, delivery and performance by the Company of this Agreement, and the issuance and sale of the Shares hereunder, does not and will not result in any violation of or be in conflict with, or result in a breach of or constitute a default under, any term or provision of any federal, state or local law, statute, rule or regulation, or any final order, judgment or decree of any court, arbitrator, tribunal or governmental authority having jurisdiction over the Company, or any material license, franchise, permit or similar right granted under any of the foregoing to which the Company is subject, or the Company's Certificate of Incorporation or By-Laws, except for such violations, conflicts, breaches or defaults which would not have a Material Adverse Effect.

                  (c) The Company is not in violation of, or in default under, any provision of its Certificate of Incorporation or By-Laws. True and complete copies of the Certificate of Incorporation and By-Laws of the Company, as in effect on the date hereof, have been made available to the Purchaser.

                  (d) No consent, approval, qualification, order or authorization of, or filing with, any governmental authority is required in connection with the Company's execution, delivery or performance of the Agreement, or the offer, issuance or sale of the Shares, except for applicable federal and state securities laws.

                  (e) As of the date of this Agreement, and prior to the consummation of the transactions contemplated herein, the outstanding capital stock of the Company consists of 49 shares of voting common stock. All of the outstanding shares of stock have been validly issued and are fully paid and nonassessable.

         To the best knowledge of the Company, the representations and warranties of the Company in this Section 3 do not contain any untrue statements of fact or omit to state a material fact necessary in order to make the statements contained in this Section 3 not misleading in any material respect.


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                                    SECTION 4

         4.1      Right Of First Refusal.

                  (a) The Purchaser is hereby granted the right of first refusal (the "First Refusal Right"), exercisable in connection with any proposed transfer of any Shares of the Company from the Company or any other holder of Shares (each a "Stock Seller"). For purposes of this Section 4.1 the term "transfer" shall include any sale, assignment, pledge, encumbrance or other disposition of the Shares intended to be made by Stock Seller.

                  (b) In the event any Stock Seller desires to accept a bona fide third-party offer for the transfer of any or all of such shares (the Shares subject to such offer to be hereinafter referred to as the "Target Shares"), Stock Seller shall promptly deliver to the Purchaser written notice (the "Disposition Notice") of the terms of the offer, including the purchase price and the identity of the third-party offeror, and (ii) provide satisfactory proof that the disposition of the Target Shares to such third-party offeror.

                  (c) The Purchaser shall, for a period of forty-five (45) days following receipt of the Disposition Notice, have the right to purchase any or all of the Target Shares subject to the Disposition Notice upon the same terms as those specified therein or upon such other terms (not materially different from those specified in the Disposition Notice) to which Stock Seller consents. Such right shall be exercisable by delivery of written notice (the "Exercise Notice") to Stock Seller prior to the expiration of the forty-five (45)-day exercise period. If such right is exercised with respect to all the Target Shares, then the Purchaser shall effect the repurchase of such shares, including payment of the purchase price, not more than fifteen (15) business days after delivery of the Exercise Notice; and at such time the certificates representing the Target Shares shall be delivered to the Purchaser.

                  (d) Should the purchase price specified in the Disposition Notice be payable in property other than cash or evidences of indebtedness, the Purchaser shall have the right to pay the purchase price in the form of cash equal in amount to the value of such property. If Stock Seller and the Purchaser cannot agree on such cash value within thirty (30) days after the Purchaser's receipt of the Disposition Notice, the valuation shall be made by an appraiser of recognized standing selected by Stock Seller and the Purchaser or, if they cannot agree on an appraiser within forty-five (45) days after the Purchaser's receipt of the Disposition Notice, each shall select an appraiser of recognized standing and the two (2) appraisers shall designate a third appraiser of recognized standing, whose appraisal shall be determinative of such value. The cost of such appraisal shall be shared equally by Stock Seller and the Purchaser. The closing shall then be held on the later of (i) the fifteenth
(15th) business day following delivery of the Exercise Notice or (ii) the fifteenth (15th) business day after such valuation shall have been made.

         4.2 Non-Exercise of the First Refusal Right. In the event the Exercise Notice is not given to Stock Seller prior to the expiration of the forty-five
(45)-day exercise period, Stock Seller shall have a period of thirty (30) days thereafter in which to sell or otherwise dispose of the Target Shares to the third-party offeror identified in the Disposition Notice upon terms (including the purchase price) no more favorable to such third-party offeror than those specified in the Disposition Notice. The third-party offeror


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shall acquire the Target Shares free and clear of the First Refusal Right. In the event Stock Seller does not effect such sale or disposition of the Target Shares within the specified thirty (30)-day period, the First Refusal Right shall continue to be applicable to any subsequent disposition of the Target Shares by Stock Seller until such right lapses.

         4.3 Partial Exercise of the First Refusal Right. In the event the Purchaser makes a timely exercise of the First Refusal Right with respect to a portion, but not all, of the Target Shares specified in the Disposition Notice, Stock Seller shall effect the sale to the Purchaser of the portion of the Target Shares which the Purchaser has elected to purchase, such sale to be effected in substantial conformity with the provisions of Paragraph 4.1(c), with remaining Target Shares to be available for sale or other disposition to the third-party offeror identified in the Disposition Notice, once the First Refusal Right relating to the relevant Disposition Notice lapses in accordance with Section 4.1(c).

                                    SECTION 5

         5.1 Covenant Not to Compete. The Company acknowledges that an important part of the consideration which the Purchaser will receive in connection with the two transactions contemplated hereby is the goodwill of the Company's business and the confidential information of the Company (including, without limitation, business contacts, trade secrets, client or customer lists, technology, know-how marketing techniques, contacts and other confidential or proprietary information). The Purchaser acknowledges that the Principals currently operate FDL, which is based exclusively in Canada and are, in the process of forming another business ("Chameleon Corp.") which will sell FDL products to the United States and European markets, but shall not sell to any member of any law enforcement, military or intelligence community in the United States, unless otherwise provided by a written agreement with the Company and Purchaser. In order that the Purchaser may enjoy the benefits of such goodwill and such confidential information, the Purchaser is requiring that the Principals will execute non-compete agreements, providing that each Principal will not in any manner compete with the Company or, directly or indirectly, own, manage, operate, control, be a consultant to, participate or have any interest in (excluding ownership of not more than 3% of a publicly-held corporation if such ownership does not involve managerial or operational responsibility) or be connected in any manner with, the ownership, management, operation or control of any business engaged in the research, design, development, licensing, patenting, marketing or sale of any services, programs or products which provide similar functions to any of the services, programs or products engaged in by the Company or currently engaged in by the Company in the United States until the expiration of five years after the Closing Date. This Section 5.1 shall not limit the Principals ability to operate FDL or Chameleon Corp. and to transact commercial and industrial sector business throughout the world, as long as Chameleon Corp.'s and FDL's businesses strictly exclude any sales to any active members of any law enforcement, military or intelligence communities in the United States.

         5.2 MSGI Corporate Function. As additional consideration for the transaction, Purchaser will maintain a base of operations in New York for the Company, providing all accounting and finance functions, including invoicing, accounts receivable, accounts payable, general ledger, collections and tax return preparations for the Company. Purchaser will also provide limited marketing support which shall include collateral material, e-mail and website hosting.


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         5.3 FDL Licensing. In connection with this transaction FDL shall grant the Company an exclusive right to sell all FDL products (including the transmitter) in the United States. This license will in no way restrict FDL from selling its products in Canada or any other region, excluding the United States in accordance with section 5.1.
                                    SECTION 6

         6.1 Indemnity. The Company agrees to indemnify and hold harmless the Purchaser and its trustees, officers, directors, employees, agents, representatives, successors and permitted assigns, and each other person, if any, who controls any thereof, against any loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any litigation commenced or threatened or any claim whatsoever) arising out of or based upon any false representation or warranty or breach or failure by the Company to comply with any covenant or agreement made by the Company herein or in any other document furnished by the Company to any of the foregoing in connection with this transaction.

         6.2 Modification. Neither this Agreement nor any provisions hereof shall be modified, deemed waived, discharged or terminated except by an instrument in writing signed by the party against whom any waiver, change, discharge or termination is sought.

         6.3 Notices. Any notice, demand or other communication which either party hereto may be required, or may elect, to give to anyone interested hereunder shall be sufficiently given if (a) properly mailed, registered or certified mail, return receipt requested, addressed to such address as may be given herein, or (b) delivered personally at such address, or (c) delivered by electronic or digital means, with confirmation of receipt. Notice, demand and/or communication hereunder shall be deemed given on the earliest of two (2) business days after mailing, on the date of personal delivery or the date when confirmation of receipt by electronic or digital means is transmitted, whichever is applicable.

         6.4 Counterparts. This Agreement may be executed by fax and/or through the use of separate signature pages or in any number of counterparts, and each of such fax signatures and counterparts shall, for all purposes, have binding legal effect and constitute one agreement binding on both parties, notwithstanding that both parties are not signatories to the same counterpart.

         6.5 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, executors, administrators, legal representatives, successors and permitted assigns.

         6.6 Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof, and there are no other or inconsistent representations, covenants, understandings or other agreements, written or oral, except as stated or referred to herein.

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         6.7 Assignability. This Agreement is personal in nature and is not transferable or assignable by the Purchaser and any attempt to do so shall be void ab initio.

         6.8 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflicts of law principles.

         IN WITNESS WHEREOF, each party, intending to be legally bound, has caused this Agreement to be executed on its behalf by an officer thereunto duly authorized, all as of the date first set forth above.

                           PURCHASER:

                           MEDIA SERVICES GROUP, INC.

                       By: /s/ Jeremy Barbera
                          ---------------------------------------
                          Jeremy Barbera, Chief Executive Officer


                           THE COMPANY:

                           FUTURE DEVELOPMENTS, INC.

                       By: /s/ Darren Labas
                          ---------------------------------------
                          Darren Labas, Principal


                       By: /s/ Jamie Labas
                          ---------------------------------------
                          Jamie Labas, Principal


Accepted and agreed to with regard to Section 5.1

By: /s/ Darren Labas
   ---------------------------
   Darren Labas

By: /s/ Jamie Labas
   ---------------------------
   Jamie Labas

Accepted and agreed to with regard to Sections 5.1 and 5.3


FUTURE DEVELOPMENTS LTD.

By: /s/ Darren Labas
   ---------------------------
   Darren Labas, Principal


By: /s/ Jamie Labas
   ---------------------------
   Jamie Labas, Principal


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